Exhibit 99.3

Consent of Persons Being Named as Directors of the Combined Company

I hereby consent to be a nominee to the Board of Directors of Polar Molecular Holding Corporation.

/s/ MARK L. NELSON Mark L. Nelson	Dated: May 13, 2003

/s/ RICHARD J. SOCIA Richard J. Socia	Dated: May 13, 2003

/s/ CHARLES EISENSTEIN Charles Eisenstein	Dated: May 13, 2003

/s/ ALAN L. SMITH Alan L. Smith	Dated: May 13, 2003

/s/ GILBERT CHAPELET Gilbert Chapelet	Dated: May 13, 2003

/s/ CHANDRA PRAKASH Chandra Prakash	Dated: May 13, 2003

/s/ WAYNE WRIGHT Wayne Wright	Dated: May 13, 2003